SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 of Suspension of Duty to File Reports
       Under Sections 13 and 15(d)of the Securities Exchange Act of 1934.

                                                Commission File Number  0-5550

                            TCI Communications, Inc.
             (Exact name of registrant as specified in its charter)

          Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111
                                 (303) 267-5500
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Cumulative Exchangeable Preferred Stock, Series A
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]   Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
            Rule 12g-4(a)(2)(ii) [ ]   Rule 15d-6           [ ]
            Rule 12h-3(b)(1)(i)  [X]

        Approximate number of holders of record as of the certification or notice date: None

       Pursuant to the requirements of the Securities Exchange Act of 1934 TCI Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 9, 1999                             BY: /s/ Stephen M. Brett
                                                    Stephen M. Brett
                                                    Executive Vice President